EXHIBIT 21

                              List of Subsidiaries


BankFirst Corporation (Tennessee)

     BankFirst (Tennessee Banking Corporation)

         Curtis Mortgage Co., Inc. (Tennessee)

         Eastern Life Insurance Company (Tennessee)

     The First National Bank and Trust Company  (National Banking Association)

          Friendly Finance, Inc. (Tennessee)